                              CLASS C DISTRIBUTION PLAN
                                          OF
                                JUNDT OPPORTUNITY FUND
                           (A SERIES OF JUNDT FUNDS, INC.)

                                PURSUANT TO RULE 12b-1



    THIS DISTRIBUTION PLAN made as of the 3rd day of December, 1996, by and between Jundt Funds, Inc., a Minnesota corporation (the "Company"), for and on behalf of Jundt Opportunity Fund (the "Fund"), a separately managed series of the Company, and U.S. Growth Investments, Inc., a Minnesota corporation (the "Distributor").

                                 W I T N E S S E T H:

    WHEREAS, the Company is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

    WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

    WHEREAS, the Company proposes to enter into a Distribution Agreement with the Distributor, pursuant to which the Distributor will act as the exclusive distributor and representative of the Fund in the offer and sale of Class C shares of common stock, par value $.01 per share (the "Class C shares"), of the Fund to the public; and

    WHEREAS, the Fund desires to adopt this Class C Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Fund will pay an account maintenance fee and a distribution fee to the Distributor with respect to the Fund's Class C shares; and

    WHEREAS, the Directors of the Company have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its Class C shareholders.

    NOW, THEREFORE, the Company, for and on behalf of the Fund, hereby adopts, and the Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

     1. The Fund shall pay Distributor an account maintenance fee under the Plan at the end of each month at the annual rate of 0.25% of average daily net assets of the Fund relating to Class C shares to compensate the Distributor and securities firms with which the Distributor enters into related agreements pursuant to paragraph 5 hereof ("Sub-Agreements") for account maintenance activities with respect to Class C shareholders of the Fund.

     2. The Fund shall pay the Distributor a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of average daily net assets of the Fund relating to the Class C shares to compensate the Distributor and securities firms with which Distributor enters into related Sub-Agreements for providing sales and promotional activities and services relating to the Class C shares. Such activities and services will relate to the sale, promotion and marketing of the Class C shares. Such expenditures may consist of sales commissions to financial consultant for selling Class C shares, compensation, sales incentives and payments to sales and marketing personnel, payment of expenses incurred in sales and promotional activities, including advertising expenditures relating to the Fund and the costs of preparing and distributing promotional materials. The distribution fee may also be used to pay the financing costs of carrying the expenditures described in this paragraph 2. Payment of the distribution fee described in this paragraph 2 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

     3. Payments made pursuant to the Plan will be imposed directly against the assets of the Fund relating to the Class C shares.

     4. The Fund hereby authorizes the Distributor to enter into Sub-Agreements with certain securities firms ("Securities Firms") to provide compensation to such Securities Firms for activities and services of the type referred to in paragraphs 1 and 2 hereof. The Distributor may reallocate all or a portion of its account maintenance fee or distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such Sub-Agreements shall provide that the Securities Firms shall provide the Distributor with such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in paragraph 5 hereof.

     5. The Distributor shall provide the Fund for review by the Board of Directors, and the Directors shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the account maintenance fee and the distribution fee during such period.

     6. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on the Plan and such related agreements.

     7. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 6.

     8. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding Class C voting securities of the Fund.

     9. The Plan may not be amended to increase materially the rate of payments by the Fund provided for herein unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class C voting securities of the Fund, and by the Directors of the Company in the manner provided for in paragraph 6 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 6 hereof.

    10. While the Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Company shall be committed to the discretion of the Directors who are not interested persons.

    11. The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

    IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

                             JUNDT FUNDS, INC.


                             By:_____________________________________
                                  Title:




                             U.S. GROWTH INVESTMENTS, INC.


                             By:_____________________________________
                                  Title:



                                         -3-